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                                                            Exhibit 99.26(d)(11)

WAIVER OF PREMIUM AGREEMENT

This agreement is a part of the policy to which it is attached and is subject to all its terms and conditions.

WHAT DOES THIS AGREEMENT PROVIDE?

With this agreement we will pay a monthly premium for you if the insured becomes totally and permanently disabled. To qualify, you must give us timely notice and evidence satisfactory to us that the insured's total disability:

     (1)  commenced while this policy and agreement were in force, and

     (2) commenced after the policy anniversary nearest the insured's age 18 but before the policy anniversary nearest the insured's age 60, and

     (3)  was continuous for six months or more.

WHAT IS "TOTAL" DISABILITY?

Total disability is a disability resulting from an accidental injury or a disease that requires the care of a licensed physician and continuously prevents the insured from engaging in an occupation. During the first 24 months of total disability "occupation" means the insured's regular occupation. After 24 months it means any occupation for which the insured is reasonably fitted by education, training or experience.

Also, the insured's total and irrecoverable loss of:

     (1)  the sight of both eyes, or

     (2)  the use of both hands, or

     (3)  the use of both feet, or

     (4)  the use of one hand and one foot, or

     (5)  hearing or speech,

will be considered total disability even if the insured engages in an occupation.

WHAT IS "PERMANENT" DISABILITY?

Total disability will be considered permanent only after it has existed continuously for at least six months.

WHAT PREMIUM WILL WE PAY?

After we approve the claim, we will pay the monthly premium shown in the schedule on the policy data pages, based on the insured's age at the time disability began.

HOW LONG WILL WE PAY PREMIUMS?

As long as the insured remains disabled, we will pay a monthly premium to the insured's age 121.

WHAT HAPPENS WHEN WE PAY PREMIUMS?

After we approve your claim, we will pay a monthly premium from that date until the date the insured recovers.

We will continue to deduct the monthly charges for any agreements associated with this policy from the policy Accumulation Value.

While we are paying premiums during the insured's disability, we will not permit any policy changes.

OUR PAYMENT OF THE MONTHLY PREMIUM WILL NOT GUARANTEE THAT THE POLICY WILL REMAIN IN FORCE. IF THE POLICY ACCUMULATION VALUE IS INSUFFICIENT TO COVER THE POLICY LOAN INTEREST AND MONTHLY CHARGES ASSESSED, YOU WILL BE REQUIRED TO PAY PREMIUMS DURING THE INSURED'S DISABILITY IN ORDER TO KEEP THE POLICY IN FORCE.

WHAT IF THE INSURED RECOVERS FROM THE DISABILITY?

We will no longer pay any premiums on this policy after the insured recovers and we will resume sending notices for the planned premium.

ARE THERE ANY LIMITATIONS?

We will not pay a premium if the insured's total disability results directly from an act of war while the insured is serving in the military, naval or air forces of any country at war, declared or undeclared.

If the payment of a premium would cause your policy to be classified as a modified endowment contract under the Code, or to be disqualified as life insurance under Section 7702 of the Code, we will limit the premium we pay to avoid those results.

WHEN MUST WE BE NOTIFIED?

We must receive written notice of the insured's total disability at our home office while the insured is living and totally disabled, not later than one year after the termination of this agreement, and within one year of the onset of disability.

However, the failure to give this notice within the time provided will not invalidate the claim if it is shown that notice was given as soon as reasonably possible.

WHAT PROOF WILL BE REQUIRED?

You must furnish proof satisfactory to us that the insured is totally and permanently disabled as defined in this agreement before we will pay a monthly premium. We will from time to time also require additional proof satisfactory to us that the insured continues to be totally and permanently disabled. We may also require the insured to submit to one or more physical examinations at our expense. However, we will not require a physical examination more frequently than once a year if the total disability has continued for two years.

WHAT IS THE COST?

The monthly charge for this agreement is shown on the policy data pages.

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WHEN IS THIS AGREEMENT INCONTESTABLE?

This agreement is subject to the incontestability provision in this policy. However, the contestable period for this agreement will be measured from the effective date of this agreement.

WHEN WILL THIS AGREEMENT TERMINATE?

This agreement will terminate on:

     (1)  the date this policy is surrendered or otherwise terminates; or

     (2)  the date we receive your written request to cancel this agreement; or

     (3)  the policy anniversary nearest the insured's 60th birthday.

This agreement is effective as of the original policy date of this policy unless a different effective date is shown on the policy data pages.


/s/ Dennis E. Prohofsky                 /s/ Robert L. Senkler
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Secretary                               President